                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED

                             PURSUANT TO 13D-2(B)

                              (Amendment No.  )*

                                 INNOVET, INC.
       ________________________________________________________________
                               (Name of issuer)

                    Common Stock, par value $.001 per share
       ________________________________________________________________
                        (Title of class of securities)

                                   45765P104
                         _____________________________
                                (CUSIP number)


                               February 29, 2000
            _______________________________________________________
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   [_] Rule 13d-1(b)

   [X] Rule 13d-1(c)

   [_] Rule 13d-1(d)

------------------------                                      ------------------
  CUSIP No. 45765P104                     13G                 Page 2 of 13 Pages
------------------------                                      ------------------

-------------------------------------------------------------------------------
  1.  NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      J O Hambro Capital Management (Holdings) Limited
      No IRS Identification Number
-------------------------------------------------------------------------------
                                                                   (a)  [_]
  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (b)  [X]
-------------------------------------------------------------------------------
  3.  SEC USE ONLY


-------------------------------------------------------------------------------
  4.  CITIZENSHIP OR PLACE OF ORGANIZATION

      England
-------------------------------------------------------------------------------
                            5.  SOLE VOTING POWER
                                0
     NUMBER OF      ----------------------------------------------------------
       SHARES               6.  SHARED VOTING POWER
    BENEFICIALLY                1,100,000
      OWNED BY      ----------------------------------------------------------
        EACH                7.  SOLE DISPOSITIVE POWER
     REPORTING                  0
       PERSON       ----------------------------------------------------------
        WITH                8.  SHARED DISPOSITIVE POWER
                                1,100,000
-------------------------------------------------------------------------------
  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,100,000
-------------------------------------------------------------------------------
 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES              [_]
      CERTAIN SHARES*
-------------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      6.0%
-------------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON*
      HC, CO
-------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                      ------------------
  CUSIP No. 45765P104                     13G                 Page 3 of 13 Pages
------------------------                                      ------------------

-------------------------------------------------------------------------------
  1.  NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      J O Hambro Capital Management Limited
      No IRS Identification Number
-------------------------------------------------------------------------------
                                                                   (a)  [_]
  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (b)  [X]
-------------------------------------------------------------------------------
  3.  SEC USE ONLY


-------------------------------------------------------------------------------
  4.  CITIZENSHIP OR PLACE OF ORGANIZATION

      England
-------------------------------------------------------------------------------
                            5.  SOLE VOTING POWER
                                0
     NUMBER OF      ----------------------------------------------------------
       SHARES               6.  SHARED VOTING POWER
    BENEFICIALLY                1,100,000
      OWNED BY      ----------------------------------------------------------
        EACH                7.  SOLE DISPOSITIVE POWER
     REPORTING                  0
       PERSON       ----------------------------------------------------------
        WITH                8.  SHARED DISPOSITIVE POWER
                                1,100,000
-------------------------------------------------------------------------------
  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,100,000
-------------------------------------------------------------------------------
 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES              [_]
      CERTAIN SHARES*
-------------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      6.0%
-------------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON*
      IA, CO
-------------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                      ------------------
  CUSIP No. 45765P104                     13G                 Page 4 of 13 Pages
------------------------                                      ------------------

-------------------------------------------------------------------------------
  1.  NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      Christopher Harwood Bernard Mills
      No IRS Identification Number
-------------------------------------------------------------------------------
                                                                   (a)  [_]
  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (b)  [X]
-------------------------------------------------------------------------------
  3.  SEC USE ONLY


-------------------------------------------------------------------------------
  4.  CITIZENSHIP OR PLACE OF ORGANIZATION

      England
-------------------------------------------------------------------------------
                            5.  SOLE VOTING POWER
                                0
     NUMBER OF      ----------------------------------------------------------
       SHARES               6.  SHARED VOTING POWER
    BENEFICIALLY                1,100,000
      OWNED BY      ----------------------------------------------------------
        EACH                7.  SOLE DISPOSITIVE POWER
     REPORTING                  0
       PERSON       ----------------------------------------------------------
        WITH                8.  SHARED DISPOSITIVE POWER
                                1,100,000
-------------------------------------------------------------------------------
  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,100,000
-------------------------------------------------------------------------------
 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES              [_]
      CERTAIN SHARES*
-------------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      6.0%
-------------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON*
      IN
-------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                      ------------------
  CUSIP No. 45765P104                     13G                 Page 5 of 13 Pages
------------------------                                      ------------------

-------------------------------------------------------------------------------
  1.  NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      Enterprise Capital Trust plc
      No IRS Identification Number
-------------------------------------------------------------------------------
                                                                   (a)  [_]
  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (b)  [X]
-------------------------------------------------------------------------------
  3.  SEC USE ONLY


-------------------------------------------------------------------------------
  4.  CITIZENSHIP OR PLACE OF ORGANIZATION

      Scotland
-------------------------------------------------------------------------------
                            5.  SOLE VOTING POWER
                                0
     NUMBER OF      ----------------------------------------------------------
       SHARES               6.  SHARED VOTING POWER
    BENEFICIALLY                1,100,000
      OWNED BY      ----------------------------------------------------------
        EACH                7.  SOLE DISPOSITIVE POWER
     REPORTING                  0
       PERSON       ----------------------------------------------------------
        WITH                8.  SHARED DISPOSITIVE POWER
                                1,100,000
-------------------------------------------------------------------------------
  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,100,000
-------------------------------------------------------------------------------
 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES              [_]
      CERTAIN SHARES*
-------------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      6.0%
-------------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON*
      IV, CO
-------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                           STATEMENT ON SCHEDULE 13G
                           -------------------------

 ITEM 1(a).  NAME OF ISSUER:
             --------------

      InnoVet, Inc. (the "Company").

 Item 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             -----------------------------------------------

      P.O. Box 145, Winter Park, Florida  32790


 ITEM 2(a).  NAME OF PERSON FILING:
             ---------------------

      This Statement is filed on behalf of the following four persons, who are collectively referred to as the "Filing Parties":

1. J O Hambro Capital Management (Holdings) Limited ("Holdings") is a corporation organized under the laws of England with its principal office and business at 10 Park Place, London SW1A 1LP England. Holdings functions as the ultimate holding company for J O Hambro Capital Management.

2. J O Hambro Capital Management Limited ("J O Hambro Capital Management"), formerly named J O Hambro & Partners Limited, is a corporation organized under the laws of England with its principal office and business at 10 Park Place, London SW1A 1LP England. J O Hambro Capital Management is principally engaged in the business of investment management and advising. It serves as co-investment adviser to NASCIT and American Opportunity Trust and as investment adviser Oryx as well as certain private clients.

3. Christopher Harwood Bernard Mills is a British citizen whose business address is 10 Park Place, London SW1A 1LP England. His principal employment includes service as executive director of NASCIT, as a director of J O Hambro Capital Management and Oryx, and as co-investment adviser to NASCIT and American Opportunity Trust.

4. Enterprise Capital Trust PLC ("ECT") formerly Ivory & Sime Enterprise Capital plc, is a corporation organized under the laws of Scotland plc with its principal office and business at 10 Park Place, London SW1A ILP England. ECT is a publicly held investment trust company. J O Hambro Capital Management Limited serves as the investment manager to ECT.

 ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
             -----------------------------------------------------------

      The principal business address of the Filing Parties is c/o J O Hambro Capital Management Limited, 10 Park Place, London SW1A 1LP England.

ITEM 2(c).  CITIZENSHIP:
            -----------

      England

                                                              Page 6 of 13 Pages

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
            ----------------------------

     Common Stock, par value $.001 per share.

ITEM 2(e).  CUSIP NUMBER:
            ------------

     45765P104

ITEM 3.   IF THE STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B),
          -----------------------------------------------------------------
          CHECK WHETHER THE PERSON FILING IS A:
          ------------------------------------

     Not Applicable.

ITEM 4.   OWNERSHIP:
          ---------

     The aggregate number and percentage of the outstanding Common Stock of the Company beneficially owned by each of the Filing Parties as of April 17, 2000 are as follows:


                                                             Number of      Number of
                                              Number of       Shares:      Shares: Sole
          Filing               Aggregate    Shares: Sole      Shared        or Shared
           Party               Number of      Power to       Power to       Power to      Approximate
                                Shares:         Vote           Vote          Dispose      Percentage*
-------------------------    -------------  -------------  -------------  -------------  ------------
Holdings                         1,100,000          0         1,100,000      1,100,000       6.0%

J O Hambro Capital               1,100,000          0         1,100,000      1,100,000       6.0%
 Management

Christopher H.B. Mills           1,100,000          0         1,100,000      1,100,000       6.0%

ECT                              1,100,000          0         1,100,000      1,100,000       6.0%
------------------------------------------------------------------------------------------------------

     * Based on 18,656,881 shares of Common Stock, par value $.001 per share, outstanding as of September 3, 1998, which is based on information reported in the Company's Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 1998.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
          --------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
five percent of the class of securities, check the following [   ].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
          ---------------------------------------------------------------

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

     Not Applicable.

                                                              Page 7 of 13 Pages

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
          ---------------------------------------------------------

     See Item 2(a).

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:
          ------------------------------

     Not Applicable.

ITEM 10.  CERTIFICATION:
          -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                              Page 8 of 13 Pages

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated:  April 25, 2000         J O HAMBRO CAPITAL MANAGEMENT LIMITED

                                     /s/ R.G. Barrett
                               By:  __________________________
                               Name: R.G. Barrett
                               Title:   Director

                               Executed on behalf of the parties hereto pursuant to the Joint Filing Agreement filed herewith.



                                                              Page 9 of 13 Pages

                                    EXHIBITS

     The following documents are filed herewith:

     (a) Joint Filing Agreement dated as of April 25, 2000 among Holdings, J O Hambro Capital Management, Christopher Harwood Berrand Mills, and ECT.


                                                             Page 10 of 13 Pages

                                  JOINT FILING AGREEMENT






                                                             Page 11 of 13 Pages

                             JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G dated
April 25, 2000 with respect to the shares of Common Stock, $0.001 par value, of InnoVet, Inc. and any further amendments thereto executed by each or any of us shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.


Date:  April 25, 2000    J O HAMBRO CAPITAL MANAGEMENT LIMITED

                               /s/ R.G. Barrett
                         By:  __________________________
                         Name: R.G. Barrett
                         Title:  Director



Date:  April 25, 2000    J O HAMBRO & CAPITAL MANAGEMENT
                         (HOLDINGS) LIMITED

                               /s/ R.G. Barrett
                         By:  __________________________
                         Name: R.G. Barrett
                         Title:  Director



Date:  April 25, 2000    CHRISTOPHER H. B. MILLS

                          /s/ C.H.B. Mills
                         __________________________



Date:  April 25, 2000    ENTERPRISE CAPITAL TRUST PLC

                         By:  J O Hambro Capital Management Limited,
                         Its investment advisor

                               /s/ R.G. Barrett
                         By:  __________________________
                         Name: R.G. Barrett
                         Title:  Director